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                              EMPLOYMENT AGREEMENT
                              --------------------

         EMPLOYMENT AGREEMENT (the "Agreement") dated as of June 1, 1999 between CSS Industries, Inc., a Delaware corporation ("CSS") and David J. M. Erskine ("Executive").

         WHEREAS, CSS and the Executive are desirous of memorializing the terms and conditions of the Executive's employment by CSS;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Employment. CSS agrees to employ the Executive and the Executive accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

                  1.1 Employment Term. The term of this Agreement (the "Employment Term") shall commence as of the date hereof and shall continue for a term of three years, unless terminated prior thereto in accordance with a provision of Paragraph 7 of this Agreement. If the Executive remains an employee of CSS beyond the expiration of the Employment Term, the Executive specifically acknowledges that his status will thereupon be that of an employee-at-will. However, during such time as the Executive's status is that of an employee-at-will, or during the last year of the Employment Term, if the Executive's employment with CSS is terminated for other than cause (as such term is described in Section 7.3 hereof), the Executive shall thereupon be entitled to receive severance pay equal to one year's Base Salary less applicable deductions and payable in installments (all as described in Subsection 1.4(a) hereof).

                  1.2. Duties and Responsibilities.
                       ---------------------------

                           (a) During the Employment Term, the Executive shall
serve as President and Chief Executive Officer of CSS and shall perform all duties and accept all responsibilities incidental to such position and designation as provided in the Bylaws of CSS as well as additional duties and responsibilities consistent with such office and designation as may from time to time be assigned to him by the board of directors ("Board") of CSS.

                           (b) The Executive represents to CSS that he is not
subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or any other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit the Executive from entering into this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the performance of the duties and responsibilities of the Executive described in Subsection 1.2(a) above.


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                           (c) The Executive agrees to at all times comply with
policies and procedures adopted by CSS for its employees, including, without limitation, procedures and policies relating to conflicts of interest.

                           (d) The Executive shall not be required to reside
outside the Philadelphia, Pennsylvania SMSA.

                  1.3 Extent of Service. During the Employment Term, the Executive agrees to use his best efforts to carry out his duties and responsibilities described in Section 1.2 hereof and to devote his full time, attention and energy to such duties and responsibilities. The Executive agrees not to become engaged in any other business activity other than passive investments without the prior approval of the Human Resources Committee ("Committee") of the CSS Board.

                  1.4 Base Compensation.
                      ------------------

                           (a) For the services rendered by the Executive
pursuant to this Agreement, CSS shall pay the Executive a salary of $360,000 ("Base Salary") for each full year of the Employment Term, plus such additional amounts, if any, as may be approved by the Committee of the CSS Board, less withholding taxes and other withholdings required by law and other deductions agreed to by the Executive. Such Base Salary less applicable deductions shall be payable in installments at such times as CSS customarily pays its other executive officers.

                           (b) During the Employment Term: (i) the Executive
shall be entitled to participate in such vacation and other fringe benefit programs as CSS makes available to its executive officers, including by way of illustration and not of limitation, participation in the CSS Non-Qualified Supplemental Executive Retirement Plan Covering Officer - Employees and the Cleo Inc 401K Profit Sharing Plan, as such fringe benefit programs are from time to time authorized by the Committee of the CSS Board; and (ii) the Executive shall be provided with use of a Company leased automobile in accordance with CSS' policy.

                           (c) The Executive shall be responsible for the
payment of all federal, state and local taxes in respect of the payments to be made and benefits to be provided under this Agreement or otherwise to the extent imposed upon him by applicable law.

                  1.5 Incentive Compensation. In addition to the Base Salary and other compensation described in Section 1.4, the Executive shall also be eligible to participate in the CSS annual bonus program in accordance with criteria annually established by the Committee of the CSS Board, which criteria being based, in material part, upon the achievement of certain financial and qualitative objectives. Anything of the foregoing to the contrary notwithstanding, the amount of the bonus that the Executive will be eligible to receive relating to the CSS fiscal year ending December 31, 1999 shall be an amount equal to seven-twelfths of any such bonus calculated for the entire fiscal year plus one-half of such seven-twelfths calculated amount. Furthermore, upon commencement of the Employment Term, the Executive will be granted an Incentive Stock Option to acquire 150,000 shares of the Company's Common Stock, which grant shall in all respects be subject to and in accordance with the provisions of the CSS 1994 Equity Compensation Plan, as amended ("Plan"). Thereafter during the Employment Term, the Executive will be considered for further Plan option grants by the Committee of the CSS Board on not less than an annual basis.


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                  1.6      Reimbursements.
                           ---------------

                           (a) CSS shall reimburse the Executive for reasonable
out-of-pocket expenses incurred in relocating him and his family from Oakville Ontario, Canada to the Philadelphia SMSA, upon the Executive's presentation to CSS of appropriate documentation evidencing such expenses; however, in no event shall such reimbursement obligation exceed $50,000 in toto.

                           (b) In addition to the above items, the Executive
shall be reimbursed in an amount not to exceed $30,000 in toto for fees expended by him on professional services rendered in the negotiation and execution of this Agreement and the cost of replacement of household fixtures and decorations such as appliances and drapes.

         2. Developments. All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the Business (the "Developments") which the Executive, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Employment Term or at any time thereafter during which he is employed by CSS, shall become the sole and exclusive property of CSS. The Executive assigns, transfers and conveys, and agrees to assign, transfer and convey to CSS, all of his right, title and interest in and to any and all such Developments and to disclose to the extent practicable all such Developments to the Committee of the CSS Board. At any time and from time to time, upon the request and at the expense of CSS, the Employee will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for CSS, are or may be necessary or desirable to document such transfer or to enable CSS to file and prosecute applications for and to acquire, maintain and enforce any and all intellectual property rights with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property rights. CSS will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Executive for all reasonable expenses incurred by him in compliance with the provisions of this Section.

         3. Confidential Information. The Executive recognizes and acknowledges that by reason of his employment by and service to CSS, he has had and will continue to have (both during the Employment Term and at any time thereafter during which he is employed by CSS), access to confidential information of CSS and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, computer systems and software, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between CSS and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with CSS and its affiliates ("Confidential Information"). The Executive acknowledges that such Confidential Information is a valuable and unique asset of CSS and covenants that he will not, either during or at any time after the Employment Term, disclose any such Confidential Information to any person for any reason whatsoever (except as his duties described herein may require) without the prior written consent of the Committee of the CSS Board, unless such information is in the public domain through no fault of Executive or except as may be required by law.


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         4.       Non-Competition.
                  ---------------

                           (a) During the Employment Term and for a period of
one year following the date that the Executive's employment with CSS is terminated by either party, Employee will not, without the prior written consent of the Committee of the CSS Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged within any portion of North America and any other country where CSS may do business during the Employment Term (collectively, the "Territory") (whether or not such business is physically located within the Territory) that is engaged in the creation, design, manufacture, distribution or sale of seasonal social expression products to mass market retailers or any other business in which CSS or its affiliates may be engaged during the Employment Term (the "Business"). It is recognized by the Executive that the Business and the Executive's connection therewith is or will be involved in activity throughout the Territory, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Paragraph 5 hereof) are therefore not appropriate.

                           (b) The foregoing restriction shall not be construed
to prohibit the ownership by the Executive of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Act of 1933, provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

         5. No Solicitation. For a period of the later to occur of one year following the expiration of the Employment Term or one year following the date that Executive's employment with CSS is terminated by either party, the Executive agrees not to, either directly or indirectly, (i) call on or solicit with respect to the Business any person, firm, corporation or other entity who or which at the time of termination was, or within two years prior thereto had been, a customer of CSS or any of its affiliates or (ii) solicit the employment of any person who was employed by CSS or any of its affiliates on a full or part-time basis at any time during the course of the Executive's employment with CSS, unless prior to such solicitation of employment, such person's employment with CSS or any of its affiliates was terminated.


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         6. Equitable Relief.
            ----------------

                           (a) The Executive acknowledges that the restrictions
contained in Paragraphs 2, 3, 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of CSS and its affiliates, that CSS would not have entered into this Agreement, in the absence of such restrictions, and that any violation of any provision of those Paragraphs will result in irreparable injury to CSS. The Executive represents that his experience and capabilities are such that the restrictions contained in Paragraphs 4 and 5 hereof will not prevent the Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this Agreement. THE EXECUTIVE FURTHER REPRESENTS AND ACKNOWLEDGES THAT (i) HE HAS BEEN ADVISED BY CSS TO CONSULT HIS OWN LEGAL COUNSEL IN RESPECT OF THIS AGREEMENT, (ii) THAT HE HAS HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS AGREEMENT, TO REVIEW THOROUGHLY THIS AGREEMENT WITH HIS COUNSEL, AND (iii) HE HAS READ AND FULLY UNDERSTANDS THE TERMS AND PROVISIONS OF THIS AGREEMENT.

                           (b) The Executive agrees that CSS shall be entitled
to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other remedies provided by law arising from any violation of Paragraphs 2, 3, 4 or 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which CSS may be entitled. In the event that any of the provisions of Paragraphs 2, 3, 4 or 5 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

                           (c) The Executive and CSS irrevocably and
unconditionally (i) agree that any suit, action or other legal proceeding arising out of Paragraphs 2, 3, 4, or 5 of this Agreement, including without limitation, any action commenced by CSS for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection to the laying of venue of any such suit, action or proceeding in any such court. The Executive and CSS also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Paragraph 11 hereof.

                           (d) The Executive agrees that CSS may provide a copy
of Paragraphs 2, 3, 4, and 5 of this Agreement to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.


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         7. Termination. This Agreement shall terminate prior to the expiration of the Employment Term upon the occurrence of any one of the following events:

                  7.1. Disability. In the event that Executive is unable fully to perform his duties and responsibilities set forth in Section 1.2 of this Agreement by reason of illness, injury or incapacity for six consecutive months, during which time he shall continue to be compensated as provided in Section 1.4 hereof (less any payments due the Executive under disability benefit programs, including Social Security disability, worker's compensation, and disability retirement benefits), this Agreement may be terminated by CSS and CSS shall have no further liability or obligation to the Executive for compensation hereunder; provided, however, that Executive will be entitled to receive the payments prescribed under any disability benefit plan which may be in effect for employees of CSS and in which he participated. The Executive agrees, in the event of any dispute under this Section 7.1, to submit to a physical examination by a physician licensed in the State in which the Executive is then residing selected by the Committee of the CSS Board.

                  7.2. Death. In the event that the Executive dies during the Employment Term, CSS shall pay to his executors, legal representatives or administrators an amount equal to the installment of his Base Salary set forth in Subsection 1.4 (a) hereof for the month in which he dies and applicable incentive compensation, if any, referred to in Section 1.5 hereof in respect of the last fiscal year ended prior to the date of his death to the extent earned, but not yet paid. Thereafter CSS shall have no further liability or obligation hereunder to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however that the Executive's estate or designated beneficiaries shall be entitled to receive the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of CSS in which the Executive participated.

                  7.3. Cause. Nothing in this Agreement shall be construed to prevent its termination by CSS at any time for "cause". For purposes of this Agreement, "cause" shall mean the failure of the Executive to perform or observe any of the terms or provisions of this Agreement (after notice to the Executive by the Committee of the CSS Board of such failure and the Executive's failure to cure such act or omission within a reasonable time thereafter), a failure to comply with a lawful directive of the CSS Board, conviction of a crime involving moral turpitude or substance abuse or the willful engaging by the Executive in misconduct injurious to CSS or its affiliates. In the event of termination for cause, CSS shall pay the Executive an amount equal to the installment of Base Salary due until the date of termination together with payment of any incentive compensation described in Section 1.5 to the extent that such incentive compensation related to CSS' then last fiscal year which had been earned by the Executive, but not yet paid, and any reimbursable expenses then due the Executive and shall have no further liability or obligation to the Executive for compensation hereunder. Such termination shall be effected by notice thereof transmitted to the Executive in a manner permitted by the notice provisions of Paragraph 11 hereof and shall be effective as of the date of transmittal of such notice. CSS' liability, if any, for payments to the Executive by virtue of any wrongful termination of Executive's employment pursuant to this Agreement shall be reduced by and to the extent of any earnings received by or accrued for the benefit of the Executive during any unexpired part of the Employment Term.


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                  7.4. Without Cause by CSS. CSS may also terminate this
Agreement at and for CSS' sole convenience and in its sole discretion and without specifying any cause. In such event, and contingent upon (i) receipt by CSS of a valid and fully effective release (in form and substance reasonably satisfactory to CSS) of all claims of any nature which the Executive might have at such time against CSS and its affiliates and their respective officers, directors and agents excepting therefrom only any payments due the Executive from CSS pursuant to this Section 7.4, and (ii) the resignation of the Executive from all positions of any nature which Executive may then have held with CSS and its affiliates, CSS shall continue to pay Executive until the end of the Employment Term the Base Salary set forth in Subsection 1.4(a) hereof in the installments provided therein, together with payment of any incentive compensation described in Section 1.5 to the extent such incentive compensation related to CSS' then last fiscal year which had been earned by the Executive, but not yet paid. CSS' liability, if any, by virtue of the foregoing sentence shall be reduced by and to the extent of any earnings and other compensation received by or accrued for the benefit of the Executive for his services (whether as an employee or as an independent contractor) during any then remaining portion of the Employment Term. Following termination covered by this
Section 7.4, the Executive shall promptly advise CSS on not less than a monthly basis of any such earnings and other compensation. However, anything of the foregoing to the contrary notwithstanding, in no event shall CSS pay the Executive less than one year's Base Salary.

                  7.5. Change of Control. If during the Employment Term, the percentage of equity ownership in CSS of Jack Farber (owned both directly and beneficially as determined by the rules of the Securities and Exchange Commission) on the date hereof decreases by more than one-half of such equity ownership, then, upon the occurrence of such event, the Executive shall have a period of up to sixty days from such event (time being of the essence) to terminate both this Agreement and his employment with CSS by notice to CSS. Upon the exercise of such timely option of termination, the Executive shall be entitled to receive severance pay equal to one year's Base Salary less applicable deductions and payable in installments (all as described in Subsection 1.4(a) hereof).

         8. Survival. Notwithstanding the termination of this Agreement by CSS by reason of either the Executive's disability under Section 7.1, for cause under Section 7.3, without cause under Section 7.4, or change of control under
Section 7.5, the Executive's obligations under Paragraphs 2, 3, 4 and 5 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against the Executive in Paragraph 6 hereof shall continue in force along with the provisions of Paragraphs 8 through 16 hereof. Any payment obligation of CSS set forth in Paragraph 7 hereof shall survive the termination of this Agreement and remain in full force and effect.


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         9. Arbitration. Except as otherwise provided in Section 6(c) with respect to injunctive relief, all disputes between the parties hereto pertaining to this Agreement shall be settled by arbitration before one arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association in Philadelphia, Pennsylvania; provided, however, that any award pursuant to such arbitration shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time. Each party shall pay his or its own expenses of arbitration and shall equally share the expenses of the arbitrator.

         10. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

         11. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given either when hand delivered, or if not hand delivered, either mailed by registered or certified mail postage prepaid, or sent by electronic facsimile transmission (with a hard copy sent by a nationally recognized overnight courier or registered mail), or sent by a nationally recognized overnight courier, as follows (provided that notice of change of address shall be deemed given only when received):

                  If to CSS, to:

                                    CSS Industries, Inc.
                                    1845Walnut Street, Suite 800
                                    Philadelphia, PA  19103
                                    Attention:  Jack Farber

                                    Telecopy:  215-569-9979

                  With a required copy to Stephen V. Dubin, Esquire at the same address and telecopy number set forth for CSS Industries, Inc.

                  If to the Executive, to:

                                    David J. M. Erskine
                                    541 Larkin's Bridge Drive
                                    Downingtown, PA  19355

                                    Telecopy:  610-458-8987



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                  With a required copy to:

                                    William J. Rodgers, Esquire
                                    Collier, Shannon, Rill & Scott, PLLC
                                    3050 K Street, N. W., Suite 400
                                    Washington, D. C.  20007
                                    Telecopy: (202) 342-8451

or to such other names or addresses as CSS or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Paragraph.

         12.      Entire Agreement; Contents of Agreement.
                  ---------------------------------------

                           (a) This Agreement supersedes all prior agreements
and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and approved by the Committee of the CSS Board and executed on behalf of CSS by a duly authorized officer. The Executive and CSS acknowledge that the effect of this provision is that no oral modifications of any nature whatsoever to this Agreement shall be permitted.

                           (b) The Executive and CSS acknowledge that from time
to time, CSS may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and representatives of CSS may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of CSS (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature by CSS to the Executive.

         13. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegated in whole or in part by the Executive.

         14. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application in any other jurisdiction.



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         15. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by a party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

         16. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

                                                     CSS Industries, Inc.



                                                 By: /s/ Jack Farber
                                                     ---------------------------
                                                     Jack Farber
                                                     Chairman of the Board



                                                     /s/ David J. M. Erskine
                                                     ---------------------------
                                                     David J. M. Erskine